UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)   December 7, 2007

THE BLACK & DECKER CORPORATION
(Exact name of registrant as specified in its charter)

Maryland (State or other jurisdiction of incorporation)	1-1553 (Commission File Number)	52-0248090 (IRS Employer Identification No.)

701 East Joppa Road, Towson, Maryland (Address of principal executive offices)	21286 (Zip Code)

Registrant's telephone number, including area code   410-716-3900

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] [ ] [ ] [ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
 Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
 Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act  (17 CFR 240.14d-2(b))
Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01       ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.
ITEM 1.02       TERMINATION OF A MATERIAL DEFINITIVE AGREEMENT.
ITEM 2.03       CREATION OF A DIRECT FINANCIAL OBLIGATION OR AN
                          OBLIGATION UNDER AN OFF-BALANCE SHEET ARRANGEMENT
                          OF A REGISTRANT.

On December 7, 2007, The Black & Decker Corporation (the “Corporation”) and its subsidiaries, Black & Decker Luxembourg S.à r.l. and Black & Decker Luxembourg Finance S.C.A., entered into a $1.0 billion five-year senior unsecured revolving credit agreement (the “Credit Facility”) with Citibank, N.A. as administrative agent, JPMorgan Chase Bank, N.A. as syndication agent, Bank of America, N.A., BNP Paribas and Commerzbank AG as documentation agents, and a syndicate of 13 lenders. The Corporation has terminated its former $1.0 billion five-year credit facility, which was scheduled to mature on October 29, 2009.

The maximum amount of borrowings that may be outstanding at any time under the Credit Facility is $1.0 billion. The Corporation may, not more than twice in any calendar year, request that the lenders increase the maximum amount of permitted borrowings. In no event will the amount of borrowings available under the Credit Facility exceed $1.5 billion.

At the Corporation’s election, any borrowing under the Credit Facility will bear interest either at the London interbank offered rate (LIBOR) plus an applicable margin or at the base rate. The base rate is equal to the higher of Citibank’s announced base rate or .50% above the federal funds rate. The Credit Facility provides that the interest rate margin over LIBOR, initially set at ..30%, will increase or decrease based on changes in the ratings of the Corporation’s long-term senior unsecured debt.

In addition to interest payable on the principal amount of indebtedness outstanding from time to time under the Credit Facility, the Corporation is required to pay an annual facility fee, initially equal to ..10% of the amount of the lenders’ aggregate commitments under the Credit Facility, whether used or unused. The Corporation is also required to pay a utilization fee, initially equal to .05% per annum, applied to the outstanding balance when borrowings under the Credit Facility exceed 50% of the lenders’ aggregate commitments. The Credit Facility provides that both the facility fee and the utilization fee will increase or decrease based on changes in the ratings of the Corporation’s long-term senior unsecured debt.

The Credit Facility includes usual and customary covenants for transactions of this type, including covenants limiting liens on assets of the Corporation, sale-leaseback transactions and certain asset sales, mergers or changes to the businesses engaged in by the Corporation. The Credit Facility requires that the Corporation maintain a ratio of EBIDTA to net interest expense, as described in the Credit Facility, of not less than 3.25 to 1 and a ratio of net debt to EBITDA, as described in the Credit Facility, of not greater than 3.5 to 1. Both ratios will be measured at the end of each fiscal quarter for the 12-month period then ending.

Events of default in the Credit Facility include payment defaults under the Credit Facility,

failure to perform or observe terms, covenants or agreements included in the Credit Facility, default by the Corporation under other indebtedness with a principal amount in excess of $75 million, the occurrence of one or more judgments or orders for the payment by the Corporation of money in excess of $75 million, incurrence by the Corporation or certain of its affiliates of ERISA liability in excess of $75 million, failure of the Corporation to pay its debts as they come due, bankruptcy of the Corporation, or a change of control (as defined in the Credit Facility) of the Corporation. If an event of default occurs, the lenders may terminate their commitments and declare all outstanding borrowings to be immediately due and payable.

With respect to the other parties to the Credit Facility, the Corporation has or may have had customary banking relationships based on the provision of a variety of financial services, none of which are material individually or in the aggregate with respect to any individual party.

A copy of the Credit Facility is attached hereto as Exhibit 4 and is incorporated herein by reference. The foregoing summary does not purport to be complete and is qualified in its entirety by reference to the attached Credit Facility.

ITEM 5.03       AMENDMENTS TO ARTICLES OF INCORPORATION OR BYLAWS; CHANGE IN FISCAL YEAR.

On December 13, 2007, the Board of Directors of the Corporation approved an amendment to Article V of the bylaws of the Corporation, effective immediately, to allow for the issuance and transfer of uncertificated shares of the Corporation’s stock. The amendment was adopted to comply with a requirement of the New York Stock Exchange that all listed securities be eligible for a direct registration system administered by a securities depository, such as the Depository Trust Company, by January 1, 2008. The Corporation’s participation in a direct registration system will enable investors to have their ownership of the Corporation’s stock to be electronically registered directly on the books of the transfer agent without the need for a physical certificate.

A copy of the Corporation’s amended bylaws is attached hereto as Exhibit 3 and is incorporated herein by reference.

ITEM 9.01       FINANCIAL STATEMENTS AND EXHIBITS.

Exhibit 3 Exhibit 4	Bylaws of the Corporation, as amended
Five Year Credit Agreement, dated as of December 7, 2007, among The Black & Decker Corporation, Black & Decker Luxembourg Finance S.C.A. and Black & Decker Luxembourg S.a r.l., as Initial Borrowers, the banks, financial institutions and other institutional lenders listed therein, as Initial Lenders, Citibank, N.A., as Administrative Agent, JPMorgan Chase Bank,

N.A., as Syndication Agent, and Bank of America, N.A., BNP Paribas and Commerzbank AG, as Documentation Agents

THE BLACK & DECKER CORPORATION

S I G N A T U R E S

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE BLACK & DECKER CORPORATION By: /s/ CHRISTINA M. MCMULLEN Christina M. McMullen Vice President and Controller

Date: December 13, 2007